As Filed with the Securities and Exchange Commission on December 29, 2011

Registration No. 333-156778
Registration No. 333-126153
Registration No. 333-122968

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-156778

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-126153

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-122968

UNDER THE SECURITIES ACT OF 1933 ___________________________ BANCORP RHODE ISLAND, INC. (Exact name of registrant as specified in its charter)

Rhode Island (State or other jurisdiction of incorporation or organization)	05-0509802 (I.R.S. Employer Identification No.)
One Turks Head Place
Providence, Rhode Island 02903
(401) 456-5000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Merrill W. Sherman
President and Chief Executive Officer
Bancorp Rhode Island, Inc.
One Turks Head Place
Providence, Rhode Island 02903
(401) 456-5000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Margaret D. Farrell, Esq.
Hinckley, Allen & Snyder LLP
50 Kennedy Plaza, Suite 1500
Providence, Rhode Island 02903-3293
Telephone: (401) 274-2000
Telecopy: (401) 277-9600

Not Applicable
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☑ Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of Bancorp Rhode Island, Inc., a Rhode Island corporation (the “Registrant”):

File No. 333-156778, which was filed with the Securities and Exchange Commission (the “SEC”) on January 16, 2009, pertaining to the registration and potential offer and resale from time to time by the holders thereof of (a) 30,000 shares of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, which shares were repurchased and retired by the Registrant on August 5, 2009; (b) a warrant dated December 19, 2008 (the “Warrant”) to purchase 192,967 shares of the Registrant’s common stock, $0.01 par value per share (the “Common Shares”); and (c) up to 192,967 Common Shares issuable from time to time upon exercise of the Warrant, which Warrant was repurchased and cancelled by the Registrant on September 30, 2009;

File No. 333-126153, which was filed with the SEC on June 27, 2005, pertaining to the registration of (a) 6,780 Common Shares owned by DWW Leasing Corp. (formerly Macrolease International Corporation); and (b) up to 44,752 additional Common Shares reserved for issuance to DWW Leasing Corp., of which 11,843 shares remain unsold; and

File No. 333-122968, which was filed with the SEC on February 23, 2005, and amended by Pre-Effective Amendment No. 1 filed with the SEC on March 28, 2005 and Pre-Effective Amendment No. 2 filed with the SEC on March 31, 2005, pertaining to the registration of (a) up to 550,000 Common Shares being offered for sale by the Registrant in an underwritten public offering; and (b) up to 82,500 additional Common Shares offered for the account of Ryan Beck & Co., Inc. and Keefe, Bruyette & Woods, Inc., as the underwriters, solely to cover over-allotments, if any, of which 4,082 shares remain unsold.

The Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 19, 2011, by and between Brookline Bancorp, Inc., a Delaware corporation (“Brookline Bancorp”), and the Registrant, provides for, among other things, the merger of the Registrant with and into Brookline Bancorp (the “Merger”), whereupon the separate corporate existence of the Registrant will cease and its subsidiary, Bank Rhode Island, will become a wholly-owned subsidiary of Brookline Bancorp.

We anticipate that the Merger will become effective on or about January 1, 2012.  As a result of the Merger, each outstanding Common Share will be converted into the right to receive, at the election of the shareholder and subject to the allocation and proration procedures described in the Merger Agreement, either: (1) $48.25 in cash, without interest, or (2) 4.686 shares of Brookline Bancorp common stock, $0.01 par value per share (“Brookline Common Stock”).  All shareholder elections are subject to the allocation and proration procedures described in the Merger Agreement, which are intended to ensure that 2,347,000 Common Shares, or approximately 50% of the total number of Common Shares outstanding immediately prior to the effective time of the Merger, will be converted into shares of Brookline Common Stock, and the remaining Common Shares will be converted into cash.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of post-effective amendments any of the securities that remain unsold at the termination of the offerings, the Registrant removes from registration the securities registered but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on December 29, 2011.

BANCORP RHODE ISLAND, INC.

/s/ Merrill W. Sherman By: _______________________________________ Name: Merrill W. Sherman Title: President and Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.